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                                                                    EXHIBIT 21.1
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                  SUBSIDIARIES OF COBBLESTONE HOLDINGS, INC.


Cobblestone Golf Group, Inc.
Escondido Consulting, Inc.
Cobblestone Texas, Inc.
Pecan Grove Golf Club, Inc.
Foothills Holding Company, Inc.
Bellows Golf Group, Inc.
Carmel Mountain Ranch Golf Club, Inc.
OVLC Management Corp.
OVLC Financial Corp.
CSR Golf Group, Inc.
Lakeway Golf Clubs, Inc.
Woodcrest Golf Clubs, Inc.
Virginia Golf Country Club, Inc.
Ocean Vista Land Company
Golf Course Inns of America, Inc.
Oceanside Golf Management Corp.
Whispering Palms Country Club Joint Venture
Lakeway Clubs, Inc.
The Liquor Club at Pecan Grove, Inc.
TGFC Corporation
C-RHK, Inc.
CEL Golf Group, Inc.
SWC Golf Club, Inc.